EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
March 11, 2016		(919) 716-2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS, ASSUMES CERTAIN LIABILITIES OF NORTH MILWAUKEE STATE BANK OF MILWAUKEE, WIS.

RALEIGH, N.C. - First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase certain assets and assume certain liabilities of North Milwaukee State Bank of Milwaukee, Wis.

The Wisconsin Department of Financial Institutions closed North Milwaukee State Bank today and appointed the FDIC as receiver. On Saturday, March 12, the two North Milwaukee State Bank branches will begin operating as North Milwaukee State Bank, a division of First-Citizens Bank & Trust Company (First Citizens Bank). Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.

“At First Citizens, we’ve grown both organically and through select mergers and acquisitions with other banks,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “Our strength and soundness have allowed us to enter into these types of transactions. We assure customers of North Milwaukee State Bank that their deposits are safe, sound and readily accessible, and they can continue to bank with no disruption in service.”

The announcement today is First Citizens Bank’s eighth FDIC-related agreement since July 2009.

Today’s transaction includes both of the North Milwaukee State Bank branch locations: 5630 West Fond Du Lac Avenue and 8200 West Brown Deer Road, Milwaukee.

Customer deposits are safe, accessible and still protected by FDIC insurance. Customers should bank as they normally do at their existing branches. They can continue to use their checks and cards and will still have online access to their accounts.

As of Dec. 31, 2015, North Milwaukee State Bank reported total assets of $67.1 million, including total gross loans of $41.5 million. Total deposits reported were $61.5 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. First Citizens Bank was selected to complete this transaction through a competitive bidding process.

The agreement only covers the assets and liabilities of North Milwaukee State Bank. Assets, liabilities and common stock of North Milwaukee State Bank’s former parent company, North Milwaukee Bancshares, Inc., have not been purchased or assumed by First Citizens Bank.

Customers with questions about their accounts should continue to contact a representative at a North Milwaukee State Bank branch. For more information about First Citizens Bank, they can visit firstcitizens.com or call 1.877.456.7318 between 7:00 a.m. and 11 p.m. Eastern time.

About First Citizens
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has more than $31 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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